MZF ANNOUNCES EXPIRATION AND PRELIMINARY RESULTS OF TENDER OFFER

Lisle, IL - March 15, 2010 - (NYSE: MZF) MBIA Capital/Claymore Managed Duration Investment Grade Municipal Fund (the "Fund") announced today the preliminary results of its tender offer (the "Offer") for up to 1,190,339 of its issued and outstanding common shares ("Common Shares") or approximately 15% of the Fund's Common Shares at a price equal to 98% of the Fund's net asset value ("NAV") per share. The Offer expired on Friday, March 12, 2010, Eastern time, and based upon current information, approximately 2,031,325 Common Shares, or approximately 25.60% of the Fund's Common Shares, were tendered through the stated expiration date. This number is subject to adjustment and should not be regarded as final. The final number of Common Shares properly tendered and accepted pursuant to the Offer and the applicable repurchase price, will be announced at a later date.

Because more than 1,190,339 Common Shares were tendered in the Offer, the tender offer has been oversubscribed. Therefore, in accordance with the terms of the Offer, the Fund will repurchase Common Shares on a pro-rata basis, disregarding fractions, from all tendering shareholders, with the exception of Common Shares tendered by shareholders who owned not more than 99 Common Shares and who properly tendered all such Common Shares, which the Fund will purchase in full in accordance with the terms of the Offer.

The Fund's current monthly distribution of $0.0825 per common share represented an annualized distribution rate of 7.31% based upon the closing market price of $13.55 on March 12, 2010. The Fund's taxable equivalent distribution rate based on this closing market price was 11.24%. The taxable equivalent distribution rate is calculated by dividing the current distribution rate by one minus the highest federal marginal income tax bracket, which is currently 35%.

As noted below, the Fund's shareholders have realized a market price total return that has outperformed the Barclay's Municipal Bond Index(1) (the "Index") over the 1-, 3- and 5-year periods and a net asset value total return that has outperformed the Index over the 1-year period. Past performance is not a guarantee of future results.

--------------------------------------------- ---------------------- ------------------------ -----------------------
AVERAGE ANNUAL RETURN (as of 2/28/10)                1-YEAR                  3-YEAR                   5-YEAR
--------------------------------------------- ---------------------- ------------------------ -----------------------
MZF Market Price                                     50.53%                   6.86%                   5.91%
--------------------------------------------- ---------------------- ------------------------ -----------------------
MZF NAV                                              28.64%                   3.68%                   4.28%
--------------------------------------------- ---------------------- ------------------------ -----------------------
Barclays Municipal Bond Index(1)                      9.98%                   4.54%                   4.44%
--------------------------------------------- ---------------------- ------------------------ -----------------------

THE AFOREMENTIONED RETURNS ASSUME REINVESTMENT OF DIVIDENDS. PERFORMANCE DATA QUOTED REPRESENTS PAST PERFORMANCE, WHICH IS NO GUARANTEE OF FUTURE RESULTS, AND CURRENT PERFORMANCE MAY BE LOWER OR HIGHER THAN THE FIGURES SHOWN. THE INVESTMENT RETURN AND PRINCIPAL VALUE OF AN INVESTMENT WILL FLUCTUATE WITH CHANGES IN MARKET CONDITIONS AND OTHER FACTORS SO THAT AN INVESTOR'S SHARES, WHEN SOLD, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. ALL RETURNS OVER ONE YEAR ARE ANNUALIZED.

Upon the occurrence of certain events as set forth below and certain other terms and conditions, the Fund's Board of Trustees has agreed to conduct up to three additional tender offers as soon as reasonably practicable after June 1, 2010, September 1, 2010 and December 1, 2010 (the "Conditional Tender Offers"). The Fund will commence each Conditional Tender Offer for up to

5% of its then outstanding Common Shares at a price equal to at least 98% of the NAV of its Common Shares as determined as of the close of regular trading session of the New York Stock Exchange on the date such Conditional Tender Offer expires, if during approximately three calendar months prior to such Conditional Tender Offer (each a "Conditional Tender Offer Test Period"), the Fund's Common Shares have traded on the New York Stock Exchange at an average daily discount from NAV of more than 5% during the applicable Conditional Tender Offer Test Period. If the average of the Fund's daily discount of market price to net asset value for each trading day in the applicable Conditional Tender Offer Test Period is less than 5% during such period, the Fund will not conduct any subsequent Conditional Tender Offers. Each Conditional Tender Offer is also subject to certain additional terms and conditions including, for example, that such Conditional Tender Offer would not constitute a breach of Board of Trustee's fiduciary duty owed to the Fund or its shareholders.

Cutwater Asset Management Corp. ("Cutwater") serves as the Fund's investment adviser. Based in Armonk, New York, Cutwater, formerly known as MBIA Capital Asset Management Corporation, was created in 1991 to provide fixed-income investment products and services to institutional and retail clients. The firm specializes in the management of fixed-income securities and provides expertise in investment-grade municipal bond investing. Cutwater is a wholly-owned subsidiary of MBIA, Inc., which is listed on the New York Stock Exchange and is a component stock of the S&P 500 Index. Additional information can be found at www.cutwater.com.

Claymore Securities, Inc. offers strategic investment solutions for financial advisors and their valued clients. As an innovator in exchange-traded funds
(ETFs), unit investment trusts (UITs) and closed-end funds (CEFs), Claymore often leads its peers with creative investment strategy solutions. In total, Claymore entities provide supervision, management, or servicing on approximately $15.2 billion in assets as of December 31, 2009. Claymore Securities, Inc. is a wholly-owned subsidiary of Guggenheim Partners, LLC, a global, diversified financial services firm with more than $100 billion in assets under supervision. Guggenheim, through its affiliates, provides investment management, investment advisory, insurance, investment banking, and capital markets services. The firm is headquartered in Chicago and New York with a global network of offices throughout the United States, Europe, and Asia.

(1) The Barclays Municipal Bond Index is a rules-based, market-value-weighted index engineered for the long-term tax-exempt bond market. To be included in the index, bonds must be rated investment-grade (Baa3/BBB- or higher) by at least two of the following ratings agencies: Moody's, S&P and Fitch.

This information does not represent an offer to sell securities of the Fund and it is not soliciting an offer to buy securities of the Fund. There can be no assurance that the Fund will achieve its investment objectives. The net asset value of the Fund will fluctuate with the value of the underlying securities. It is important to note that closed-end funds trade on their market value, not net asset value, and closed-end funds often trade at a discount to their net asset value. Past performance is not indicative of future performance. An investment in the Fund is subject to certain risks and other considerations. Such risks and considerations include, but are not limited to: Liquidity and Market Price of Shares Risk; Market Risk and Selection Risk; Municipal Bond

Market Risk; Interest Rate and Credit Risk; Call and Redemption Risk; Private Activity Bonds Risk; Risks of Tobacco-Related Municipal Bonds; Leverage Risk; Inflation Risk; Auction-Market Preferred Shares Risk; Portfolio Strategies Risk; Derivatives Risk; Affiliated Insurers Risk; Anti-Takeover Provisions; and Market Disruption.

INVESTORS SHOULD CONSIDER THE INVESTMENT OBJECTIVES AND POLICIES, RISK CONSIDERATIONS, CHARGES AND EXPENSES OF THE FUND CAREFULLY BEFORE THEY INVEST. FOR THIS AND MORE INFORMATION, PLEASE CONTACT A SECURITIES REPRESENTATIVE OR CLAYMORE SECURITIES, INC., 2455 CORPORATE WEST DRIVE, LISLE, ILLINOIS 60532, 800-345-7999.

PRESS AND ANALYST INQUIRIES:
William T. Korver
Claymore Securities, Inc.
cefs@claymore.com
630-505-3700

Member FINRA/SIPC (03/10)

             NOT FDIC-INSURED | NOT BANK-GUARANTEED | MAY LOSE VALUE